Exhibit 99.1

NEWS RELEASE

DEL MONTE FOODS COMPANY ANNOUNCES

CLOSING OF NOTES OFFERING

SAN FRANCISCO, October 1, 2009 — Del Monte Foods Company (NYSE:DLM) announced today that its wholly owned subsidiary Del Monte Corporation (“Del Monte”) has consummated its private placement offering of $450 million aggregate principal amount of its 7 1/2% senior subordinated notes due 2019 (the “New Notes”) and the early settlement of its previously announced cash tender offer and consent solicitation (the “Offer”) with respect to its outstanding 8 5 /8% senior subordinated notes due 2012 (the “Old Notes”).

Del Monte used the net proceeds from the sale of the New Notes, together with other available funds, to fund the payment of consideration and costs relating to the Offer. As of 5:00 pm, New York City time, on September 30, 2009 (the “Consent Time”), $438,748,000 aggregate principal amount of Old Notes had been validly tendered and not withdrawn, which represented approximately 97.5% of the outstanding aggregate principal amount of the Old Notes. On October 1, 2009, Del Monte accepted for purchase and payment (the “Early Settlement”) all of the Old Notes that were validly tendered at or prior to the Consent Time. Payment for the Old Notes pursuant to the Early Settlement was made today (the “Early Settlement Date”). Holders of Old Notes who tendered their Old Notes at or prior to the Consent Time received $1,031.25 for each $1,000 principal amount of the Old Notes validly tendered (which included the consent payment of $30.00 per $1,000 principal amount of Old Notes), plus any accrued and unpaid interest up to, but not including, the Early Settlement Date.

This announcement does not constitute an offer to purchase the Old Notes or a solicitation of consents to amend the related indenture. The Offer was made solely pursuant to the Offer to Purchase and Consent Solicitation Statement. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the New Notes. The New Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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CONTACTS:

Media Contact Brandy Bergman/Robin Weinberg Sard Verbinnen (212) 687-8080	Analyst/Investor Contact Jennifer Garrison/Katherine Husseini Del Monte Foods (415) 247-3382 investor.relations@delmonte.com